                                                                   EXHIBIT 99.3

PANENERGY CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME

                                                                                                      YEARS ENDED DECEMBER 31
                                                                                                 --------------------------------
                             MILLIONS, EXCEPT PER SHARE AMOUNTS                                    1996        1995        1994
---------------------------------------------------------------------------------------------------------------------------------
OPERATING                    Sales of natural gas, petroleum products and power                  $ 5,957.0   $3,407.0    $3,044.0
REVENUES                     Transportation and storage of natural gas                             1,522.9    1,500.6     1,432.8
                             Other                                                                    56.9       59.9       108.3
                                                                                                 --------------------------------
                             OPERATING REVENUES (Note 4)                                           7,536.8    4,967.5     4,585.1
---------------------------------------------------------------------------------------------------------------------------------

COSTS AND                    Natural gas, petroleum products and power purchased                   5,523.6    3,131.2     2,829.4
EXPENSES                     Operating and maintenance (Note 4)                                      605.4      598.4       570.6
                             General and administrative (Note 2)                                     272.3      207.0       258.8
                             Depreciation and amortization (Note 9)                                  297.2      279.0       257.0
                             Miscellaneous taxes                                                      80.7       83.2        84.0
                                                                                                 --------------------------------
                             Total                                                                 6,779.2    4,298.8     3,999.8
                                                                                                 --------------------------------
                             OPERATING INCOME                                                        757.6      668.7       585.3
---------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME                 Equity in earnings of unconsolidated affiliates (Note 8)                 38.8       50.6        40.9
AND DEDUCTIONS               Interest and miscellaneous income                                        38.9       36.8        23.0
                             Miscellaneous deductions                                                (20.8)     (21.0)      (34.0)
                                                                                                 --------------------------------
                             Total                                                                    56.9       66.4        29.9
                                                                                                 --------------------------------
                             EARNINGS BEFORE INTEREST AND TAX                                        814.5      735.1       615.2
---------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE             Interest on debt (Note 10)                                              216.3      225.0       218.3
                             Other interest                                                            8.8        8.7        10.3
                                                                                                 --------------------------------
                             Total                                                                   225.1      233.7       228.6
                                                                                                 --------------------------------
                             EARNINGS BEFORE MINORITY INTEREST AND INCOME TAX                        589.4      501.4       386.6
---------------------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST,           Minority interest                                                         6.2         --          --
INCOME TAX AND               Income tax (Note 5)                                                     222.1      197.8       161.4
EXTRAORDINARY ITEM                                                                               --------------------------------
                             INCOME BEFORE EXTRAORDINARY ITEM                                        361.1      303.6       225.2
                             Extraordinary item, net of tax (Note 10)                                (16.7)        --          --
                                                                                                 --------------------------------
                             NET INCOME                                                          $   344.4   $  303.6    $  225.2
=================================================================================================================================

=================================================================================================================================
COMMON SHARES                Average common shares outstanding                                       150.9      149.7       148.7

                             Earnings per common share
                               Before extraordinary item                                         $    2.39   $   2.03    $   1.51
                               Net income                                                             2.28       2.03        1.51
=================================================================================================================================


          See accompanying notes to consolidated financial statements

PANENERGY CORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET-ASSETS


                                                                                                                 December 31
                                                                                                           ----------------------
                             MILLIONS                                                                         1996         1995
---------------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS               Cash and cash equivalents                                                     $    57.2    $    50.8
                             Accounts and notes receivable (Note 6)
                                Customers                                                                    1,151.3        487.7
                                Other                                                                           26.7         17.4
                             Inventory and supplies (Note 7)                                                   132.1        135.8
                             Current deferred income tax (Note 5)                                               50.4         80.8
                             Other (Notes 4, 6 and 13)                                                         217.8        239.8
                                                                                                           ----------------------
                             Total                                                                           1,635.5      1,012.3
---------------------------------------------------------------------------------------------------------------------------------

INVESTMENTS                  Affiliates                                                                        313.9        164.3
                             Other                                                                              58.4         65.8
                                                                                                           ----------------------
                             Total (Note 8)                                                                    372.3        230.1
---------------------------------------------------------------------------------------------------------------------------------

PLANT, PROPERTY              Original cost                                                                   8,822.5      8,400.7
AND EQUIPMENT                Accumulated depreciation and amortization                                      (3,365.8)    (3,250.9)
                                                                                                           ----------------------
                             Net plant, property and equipment (Note 9)                                      5,456.7      5,149.8
---------------------------------------------------------------------------------------------------------------------------------

DEFERRED CHARGES             Prepaid pension (Note 15)                                                         280.6        259.3
                             Goodwill, net (Notes 1 and 5)                                                     191.4        239.7
                             Other (Notes 1, 4 and 13)                                                         631.3        736.1
                                                                                                           ----------------------
                             Total                                                                           1,103.3      1,235.1
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                               $ 8,567.8    $ 7,627.3
=================================================================================================================================

          See accompanying notes to consolidated financial statements

PANENERGY CORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET-LIABILITIES AND STOCKHOLDERS' EQUITY



                                                                                                                  DECEMBER 31
                                                                                                             --------------------
                             MILLIONS                                                                          1996        1995
---------------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES          Long-term debt due within one year (Note 10)                                    $  138.3    $  179.6
                             Notes payable and commercial paper (Note 10)                                       354.1       145.0
                             Accounts payable                                                                   959.2       391.2
                             Rate refund provisions (Note 4)                                                     37.0        53.6
                             Accrued interest                                                                    59.7        69.1
                             Accrued wages and benefits                                                          61.8        64.7
                             Taxes payable (Note 5)                                                              73.8        65.0
                             Other (Notes 4 and 13)                                                             374.1       355.2
                                                                                                             --------------------
                             Total                                                                            2,058.0     1,323.4
---------------------------------------------------------------------------------------------------------------------------------
DEFERRED LIABILITIES         Deferred income tax (Note 5)                                                     1,242.9     1,182.9
AND CREDITS                  Other (Notes 4 and 13)                                                             785.1       802.1
                                                                                                             --------------------
                             Total                                                                            2,028.0     1,985.0
---------------------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT               Notes payable                                                                    1,320.2     1,244.2
                             Debentures                                                                         298.8       519.4
                             Revenue bonds                                                                      328.0       328.0
                                                                                                             --------------------
                             Total (Note 10)                                                                  1,947.0     2,091.6
---------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND
CONTINGENT LIABILITIES       (Notes 4, 6, 8, 11, 13, 14 and 15)
---------------------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST            Minority interest (Note 2)                                                          82.3          --
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCKHOLDERS'         Common stock, 151.1 million (1996) and 150.2 million (1995)
EQUITY                          shares issued and outstanding, 300 million shares authorized,
                                $1 par value per share                                                          151.1       150.2
                             Paid-in capital                                                                  2,242.1     2,219.7
                             Retained earnings (deficit)                                                         59.3      (142.6)
                                                                                                             --------------------
                             Total (Notes 10 and 12)                                                          2,452.5     2,227.3
---------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                                   $8,567.8    $7,627.3
=================================================================================================================================

          See accompanying notes to consolidated financial statements

PANENERGY CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS' EQUITY


                                                                                                      YEARS ENDED DECEMBER 31
                                                                                                 --------------------------------
                             MILLIONS, EXCEPT PER SHARE AMOUNTS                                     1996        1995        1994
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                 Balance at beginning of year                                        $  150.2    $  149.1    $  147.6
                             Stock issued for purchase of assets                                       --         0.1         0.5
                             Dividend reinvestment and employee stock plans                            --         0.1         0.6
                             Stock option plans and awards                                            0.9         0.9         0.4
                                                                                                 --------------------------------
                             BALANCE AT END OF YEAR (Note 12)                                    $  151.1    $  150.2    $  149.1
---------------------------------------------------------------------------------------------------------------------------------
PAID-IN CAPITAL              Balance at beginning of year                                        $2,219.7    $2,199.8    $2,168.2
                             Excess of proceeds over par value of common stock
                                Stock issued for purchase of assets                                    --         2.4         9.5
                                Dividend reinvestment and employee stock plans                        1.5         0.4        14.3
                                Stock option plans and awards                                        21.0        16.6         6.5
                             Unearned compensation                                                   (0.1)        0.5         1.3
                                                                                                 --------------------------------
                             BALANCE AT END OF YEAR (Note 12)                                    $2,242.1    $2,219.7    $2,199.8
---------------------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS            Balance at beginning of year                                        $ (142.6)   $ (313.7)   $ (436.4)
(DEFICIT)                    Net income                                                             344.4       303.6       225.2
                             Conform fiscal year end of Associated Natural Gas                         --          --         0.5
                             Common stock dividends paid, $0.945, $0.885 and $0.84
                                per share in 1996, 1995 and 1994, respectively                     (142.5)     (132.5)     (103.0)
                                                                                                 --------------------------------
                             BALANCE AT END OF YEAR (Notes 10 and 12)                            $   59.3    $ (142.6)   $ (313.7)
---------------------------------------------------------------------------------------------------------------------------------
TOTAL COMMON STOCKHOLDERS' EQUITY                                                                $2,452.5    $2,227.3    $2,035.2
=================================================================================================================================

          See accompanying notes to consolidated financial statements

PANENERGY CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS




                                                                                                      YEARS ENDED DECEMBER 31
                                                                                                 --------------------------------
                             MILLIONS                                                              1996        1995         1994
---------------------------------------------------------------------------------------------------------------------------------
OPERATING                    Net income                                                          $  344.4    $  303.6    $  225.2
ACTIVITIES                   Adjustments to reconcile net income to operating cash flows
                                Depreciation and amortization                                       297.2       279.0       257.0
                                Deferred income tax expense                                         102.3       109.2       114.8
                                Earnings of unconsolidated affiliates, net of distributions         (18.2)       (7.9)      (29.1)
                                Net pension benefit                                                 (21.3)      (19.5)      (20.0)
                                Extraordinary charge, net of tax                                     16.7          --          --
                                Other non-cash items in net income                                   24.9       (28.8)      (16.8)
                                Net change in operating assets
                                 and liabilities (detail below)                                      97.8       (62.5)      (83.1)
                                                                                                 --------------------------------
                             NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES                        843.8       573.1       448.0
---------------------------------------------------------------------------------------------------------------------------------
INVESTING                    Capital expenditures                                                  (663.3)     (433.1)     (555.3)
ACTIVITIES                   Investment expenditures                                                (89.9)       (9.2)       (8.4)
                             Other investment decreases (increases)                                   9.1         7.7       (36.3)
                             Property retirements and other                                          33.6        14.9        16.0
                                                                                                 --------------------------------
                             NET CASH FLOWS USED IN INVESTING ACTIVITIES                           (710.5)     (419.7)     (584.0)
---------------------------------------------------------------------------------------------------------------------------------
FINANCING                    Retirement of debt                                                    (432.4)     (314.1)     (279.0)
ACTIVITIES                   Issuance of debt                                                       248.8       200.0       574.0
                             Net increase (decrease) in notes payable and commercial paper          209.1       145.0       (18.4)
                             Net increase (decrease) in accounts payable - banks                     (6.7)      (47.2)       19.3
                             Common stock issuance                                                   11.8        16.5        17.6
                             Dividends paid                                                        (142.5)     (132.5)     (103.0)
                             Other                                                                  (15.0)       (3.6)       (2.2)
                                                                                                 --------------------------------
                             NET CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES             (126.9)     (135.9)      208.3
---------------------------------------------------------------------------------------------------------------------------------
NET CHANGE IN CASH           Increase in cash and cash equivalents                                    6.4        17.5        72.3
                             Cash flows of Associated Natural Gas Corporation
                              for the three months ended December 31, 1994                             --          --      (116.6)
                             Cash and cash equivalents, beginning of year                            50.8        33.3        77.6
                                                                                                 --------------------------------
                             CASH AND CASH EQUIVALENTS, END OF YEAR                              $   57.2    $   50.8    $   33.3
=================================================================================================================================
NET CHANGE IN OTHER          Accounts and notes receivable                                       $ (625.3)   $ (149.2)   $   58.9
OPERATING ASSETS             Inventory and supplies                                                   4.6       (11.7)        4.4
AND LIABILITIES              Other current assets                                                    28.0        92.7       116.4
                             Accounts payable                                                       568.2        89.0       (71.3)
                             Rate refund provisions                                                   6.6        14.1        35.0
                             Other current liabilities                                              (19.3)       (8.5)     (105.0)
                             Transition cost recoveries (payments), net                              90.9       (85.2)     (104.9)
                             Other deferred charges and liabilities, net                             44.1        (3.7)      (16.6)
                                                                                                 --------------------------------
                             Total                                                               $   97.8    $  (62.5)   $  (83.1)
=================================================================================================================================
SUPPLEMENTAL                 Cash paid for interest (net of amount capitalized)                  $  223.9    $  222.9    $  221.0
DISCLOSURES                  Cash paid for income tax                                                58.6        78.5        46.0
=================================================================================================================================


          See accompanying notes to consolidated financial statements

PANENERGY CORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INDEX
 1.  Accounting Policies Summary...........................42
 2.  Business Combinations.................................43
 3.  Business Segments.....................................44
 4.  Natural Gas Revenues and Regulatory Matters...........44
 5.  Income Tax............................................45
 6.  Financial Instruments and Risk Management.............46
 7.  Inventory.............................................48
 8.  Investments...........................................48
 9.  Plant, Property and Equipment.........................49
10.  Debt and Credit Facilities............................50
11.  Leases and Other Commitments..........................51
12.  Stock Based Compensation..............................51
13.  Environmental Matters.................................52
14.  Litigation............................................52
15.  Pension and Other Benefits............................53

1. ACCOUNTING POLICIES SUMMARY

   The accounting policies are presented to assist the reader in evaluating the consolidated financial statements of PanEnergy Corp (PanEnergy) and its subsidiaries (the Company). Certain amounts for prior years have been reclassified in the consolidated financial statements to conform to the current presentation.

   The Company is one of North America's leading energy services companies, involved in the transportation, storage, gathering and processing of natural gas. The Company is also a leading marketer of natural gas, electricity, liquefied petroleum gases and related energy services, is one of the nation's largest natural gas liquids (NGL) producers and has holdings in pipeline and other energy-related businesses worldwide.

   The interstate natural gas transmission operations of Texas Eastern Transmission Corporation (TETCO), Algonquin Gas Transmission Company (Algonquin), Panhandle Eastern Pipe Line Company (PEPL) and Trunkline Gas Company (Trunkline), and the liquefied natural gas (LNG) operations of Trunkline LNG Company and Algonquin LNG, Inc. (Algonquin LNG) are subject to the rules and regulations of the Federal Energy Regulatory Commission (FERC). TETCO, Algonquin, Algonquin LNG, PEPL and Trunkline meet the criteria and, accordingly, follow the reporting and accounting requirements of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." The Company regularly evaluates the continued applicability of SFAS No. 71, considering such factors as regulatory changes and the impact of competition.

   PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of PanEnergy and all significant subsidiaries, including majority-owned subsidiaries. Significant intercompany items have been eliminated in consolidation. Investments in 20% to 50%-owned affiliates and in less than 20%-owned affiliates where the Company has general partnership interests and significant influence over operations are accounted for on the equity method. See Note 8.

   USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts in the financial statements. Actual results could differ from those estimates.

   REVENUE RECOGNITION. The Company recognizes revenues on sales of natural gas and petroleum products in the period of delivery, and transportation and storage revenues in the period service is provided. When rate cases are pending final FERC approval, a portion of the revenues collected by interstate natural gas pipelines is subject to possible refund. The Company has established adequate reserves where required for such cases. See Note 4 for a summary of pending rate cases before FERC and related regulatory matters.

   GAS SUPPLY COSTS. Provisions are made in the consolidated statement of income for all estimated future losses associated with gas supply contracts. See Note 4 for a discussion of pipeline gas supply and other costs related to the FERC Order 636 transition.

   COMMODITY PRICE RISK MANAGEMENT. Commodity derivatives utilized as hedges include futures, swaps and options. In order to qualify as a hedge, the price movements in the underlying commodity derivatives must be sufficiently correlated with the hedged commodity. Gains and losses related to commodity derivatives which qualify as hedges of commodity commitments are recognized in income when the underlying hedged physical transaction closes and are included in natural gas, petroleum products and power purchased in the consolidated statement of income. Gains and losses related to such instruments, to the extent settled in cash, are reported as other deferred credits or charges, as appropriate, in the consolidated balance sheet until recognized in income. Commodity derivatives utilized for trading include futures, swaps and options. Gains and losses on derivatives utilized for trading are recognized on a current basis and are also included in natural gas, petroleum products and power purchased. See Note 6.

   CASH AND CASH EQUIVALENTS. All liquid investments with maturities at date of purchase of three months or less are considered cash equivalents.

   PLANT, PROPERTY AND EQUIPMENT. Plant, property and equipment is stated at original cost, which does not purport to represent replacement or realizable value. Assets, including goodwill, are grouped and evaluated for potential impairment based on the ability to identify separate cash flows generated therefrom.

   At the time FERC-regulated properties are retired, the original cost plus the cost of retirement, less salvage, is charged to accumulated depreciation and amortization. When entire FERC-regulated operating units are sold or non-regulated properties are retired or sold, the plant and related accumulated depreciation and amortization accounts are reduced and any gain or loss is credited or charged to income, unless otherwise required by FERC.

   Depreciation of plant, property and equipment is generally computed using the straight-line method. The LNG facilities are depreciated using a modified unit-of-production method based on the life of the project's LNG supply contract. See Note 9.

   AMORTIZATION OF GOODWILL. The Company amortizes goodwill related to the purchase of Texas Eastern Corporation (TEC) in 1989 and the purchases of certain other natural gas gathering, transmission and processing facilities on a straight-line basis over 40 years and 15 years, respectively. Accumulated amortization of goodwill at December 31, 1996 and 1995 was $98.4 million and $96.1 million, respectively. See Note 5.

   EARLY RETIREMENT OF DEBT. The Company defers certain costs and losses, as permitted by FERC, related to the early retirement of long-term debt of its FERC-regulated subsidiaries and amortizes such amounts as they are recovered through rates. At December 31, 1996 and 1995, other deferred charges included $61.2 million and $54.7 million, respectively, of such costs. See Note 10.

   INTEREST COST CAPITALIZATION. The Company capitalizes interest on major projects during construction. The rates used by regulated companies are calculated pursuant to FERC rules and include an allowance for equity funds.

   DEFERRED INCOME TAX. The Company follows the asset and liability method of accounting for income tax. Under this method, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period the rate change is enacted. See Note 5.

   COMMON STOCK OPTIONS AND AWARDS. The Company follows the intrinsic value method of accounting for common stock options and awards issued to employees. See Note 12.

   EARNINGS PER COMMON SHARE. The computation of earnings per common share is based on the monthly weighted-average number of shares of common stock outstanding. Convertible debt and unexercised stock options do not have a dilutive effect on the reported amount of earnings per common share. See Notes 10 and 12.

2. BUSINESS COMBINATIONS

   DUKE POWER COMPANY. On November 25, 1996, PanEnergy and Duke Power Company (Duke Power) announced a definitive merger agreement for a tax-free, stock-for-stock transaction. Under the agreement, each share of PanEnergy common stock would be converted into 1.0444 common shares of Duke Power. The merger is conditioned upon, among other things, the approval of PanEnergy and Duke Power stockholders, and approvals of appropriate state and federal regulatory agencies. The Company anticipates that the stockholder and regulatory approvals can be completed within 12 months. At closing, Duke Power will change its name to Duke Energy Corporation (Duke Energy) and PanEnergy will become a wholly-owned subsidiary of Duke Energy. The merger will be accounted for under the pooling of interests method. Expenses incurred in the fourth quarter 1996 as a direct result of the anticipated merger totaled $7.6 million before and after tax.

   PANENERGY TRADING AND MARKET SERVICES, L.L.C. On August 1, 1996, a wholly-owned subsidiary of PanEnergy formed a natural gas and power marketing company with Mobil Corporation (Mobil) affiliates. The marketing company (PTMS) conducts business as PanEnergy Trading and Market Services, L.L.C. in the United States and as PanEnergy Marketing L.P. in Canada. PanEnergy operates the new company and owns a 60% interest, with Mobil owning a 40% minority interest.

   ASSOCIATED NATURAL GAS CORPORATION. On December 15, 1994, a wholly-owned subsidiary of PanEnergy merged with Associated Natural Gas Corporation (Associated), now PanEnergy Natural Gas Corporation (PanEnergy Natural Gas), on a tax-free, stock-for-stock basis. The merger was accounted for under the pooling of interests method. Nonrecurring expenses recorded in 1994 as a direct result of the merger totaled $16.2 million ($14.2 million after tax).

   The consolidated financial statements were restated in 1994 to include the results of Associated for the 12 months ended September 30. Effective with the date of the merger, the fiscal year end of Associated was changed from September 30 to December 31. Associated's net income for the three months ended December 31, 1994 was recorded directly to retained earnings and its cash activity for that period is shown separately on the consolidated statement of cash flows.

3. BUSINESS SEGMENTS

   The Company's operations are classified into two major business segments.

   The Natural Gas Transmission segment is involved in the interstate transportation and storage of natural gas. Principal markets are utilities, marketers, end-users and producers in the Mid-Atlantic, New England, Midwest and Gulf Coast states.

   The Energy Services segment is involved in the purchasing, gathering, processing, marketing and intrastate transportation of natural gas, NGLs, crude oil and electricity. Gathering, processing and transportation services are provided to producers, refiners and a variety of wholesale and retail customers located in the Mid-Continent, Gulf Coast and Rocky Mountain states. The principal markets for energy marketing services, including natural gas and electric power marketing, comprehensive energy management services and financial products, are industrial end-users and utilities located throughout the United States, in Canada and, to a lesser extent, the United Kingdom.

   "Other Operations" includes, among other things, corporate investments, intersegment eliminations and the Company's LNG project, which imports LNG from Algeria, stores and regasifies LNG, and provides worldwide LNG shipping services.

   Selected financial data for the Company's segments follows. Identifiable assets are those assets used in the Company's operations in each segment.


                                 REVENUES
                 ---------------------------------
                                                                                          EARNINGS     CAPITAL AND
                                   INTER-              DEPRECIATION       OPERATING   BEFORE INTEREST   INVESTMENT   IDENTIFIABLE
MILLIONS         UNAFFILIATED     SEGMENT    TOTAL   & AMORTIZATION    INCOME (LOSS)      AND TAX      EXPENDITURES      ASSETS
---------------------------------------------------------------------------------------------------------------------------------
   Natural Gas
    Transmission
        1996           $1,464.4   $  86.4     $1,550.8       $228.2          $580.1         $596.2        $185.3     $5,267.2
        1995            1,473.0      53.1      1,526.1        228.5           556.9          569.7         227.0      5,352.6
        1994            1,637.5      44.8      1,682.3        216.8           529.4          521.6         303.4      5,655.8

   Energy Services
        1996            6,006.3      11.8      6,018.1         62.8           185.3          192.3         537.4      2,514.7
        1995            3,447.1       0.5      3,447.6         42.7           106.1          117.3         202.6      1,404.5
        1994            2,892.8      60.2      2,953.0         33.3            74.8           77.2         254.5      1,118.7

   Other Operations
        1996               66.1     (98.2)       (32.1)         6.2            (7.8)(1)       26.0(1)       30.5        785.9
        1995               47.4     (53.6)        (6.2)         7.8             5.7           48.1          12.7        870.2
        1994               54.8    (105.0)       (50.2)         6.9           (18.9)(2)       16.4(2)        5.8        733.0
-----------------------------------------------------------------------------------------------------------------------------

   Consolidated
        1996           $7,536.8       --      $7,536.8       $297.2          $757.6(1)      $814.5(1)     $753.2     $8,567.8
        1995            4,967.5       --       4,967.5        279.0           668.7          735.1         442.3      7,627.3
        1994            4,585.1       --       4,585.1        257.0           585.3(2)       615.2(2)      563.7      7,507.5
=============================================================================================================================

(1) Includes expenses incurred of $7.6 million for the pending merger with Duke Power Company.
(2) Includes nonrecurring expenses of $16.2 million for the Associated Natural Gas Corporation merger.



4. NATURAL GAS REVENUES AND REGULATORY MATTERS

   FERC ORDER 636 AND TRANSITION COSTS

   The Company's interstate natural gas pipelines primarily provide transportation and storage services pursuant to FERC Order 636. Order 636 allows pipelines to recover eligible costs resulting from implementation of the order (transition costs). On July 16, 1996, the U.S. Court of Appeals for the District of Columbia upheld, in general, all aspects of Order 636 and remanded certain issues for further explanation. One of the issues remanded for further explanation is whether pipelines should be entitled to recover 100% of gas supply realignment (GSR) costs. This matter is substantially mitigated by TETCO's and PEPL's transition cost settlements.

   In 1994, TETCO refunded $84 million to customers pursuant to a FERC-approved settlement that resolved regulatory issues related primarily to Order 636 transition costs and a number of other issues related to services prior to Order 636. TETCO's final and nonappealable settlement provides for the recovery of certain transition costs through volumetric and reservation charges through 2002 and beyond, if necessary. Pursuant to the settlement, TETCO will absorb a certain portion of the transition costs, the amount of which continues to be subject to change dependent upon natural gas prices and deliverability levels. In 1995, based upon producers' discoveries of additional natural gas reserves, TETCO increased its estimated liabilities for transition costs by $125.8 million. Under the terms of the existing settlement, regulatory assets were increased $85.8 million and TETCO recognized a $40 million charge to operating expenses ($26 million after tax).

   At December 31, 1996 and 1995, the Company's interstate pipelines had recorded $67.9 million and $250 million (1996), and $70 million and $310 million (1995), of current and long-term regulatory assets, respectively, representing transition costs incurred or estimated to be incurred that will be recovered. At December 31, 1996 and 1995, the Company had recorded estimated current and long-term liabilities related to Order 636 transition costs of $84.4 million and $121.9 million (1996), and $125 million and $165 million
(1995), respectively.

   The Company believes the exposure associated with gas purchase contract commitments is substantially mitigated by transition cost recoveries pursuant to customer settlements, Order 636 and other mechanisms, and that this issue will not have a adverse effect on consolidated results of operations or financial position.

   In 1993, the U.S. Department of the Interior (the Department) announced its intention to seek additional royalties from gas producers as a result of payments received by such producers in connection with past take-or-pay settlements, and buyouts and buydowns of gas sales contracts with natural gas pipelines. The Company's pipelines, with respect to certain producer contract settlements, may be contractually required to reimburse or, in some instances, to indemnify producers against such royalty claims. The potential liability of the producers to the government and of the pipelines to the producers involves complex issues of law and fact which are likely to take substantial time to resolve. On August 27, 1996, the U.S. Court of Appeals for the District of Columbia overturned a lower court ruling in favor of the government in litigation brought on behalf of producers. The Department's petition for rehearing was denied in November 1996. The Department may continue to seek further appellate review. If the Company's pipelines ultimately have to reimburse or indemnify the producers, the Company's pipelines will file with FERC to recover a portion of these costs from pipeline customers. The Company believes the resolution of this matter will not have a material adverse effect on the Company's consolidated financial position.

   JURISDICTIONAL TRANSPORTATION AND SALES RATES

   PEPL. On April 1, 1992 and November 1, 1992, PEPL placed into effect, subject to refund, general rate increases. On September 12, 1996, PEPL filed a settlement proposal relating to both rate proceedings on behalf of itself and the majority of its largest customers. On December 20, 1996, FERC approved PEPL's settlement agreement which resolves refund matters and establishes prospective rates for settling parties. The agreement, which remains subject to rehearing, terminates other actions relating to these proceedings as well as PEPL's restructuring of rates and transition cost recoveries related to Order 636.

   As a result of the resolution of certain proceedings, PEPL recorded earnings before interest and tax of $8 million, $20.6 million and $25 million in 1996, 1995 and 1994, respectively.

   TRUNKLINE. Effective August 1, 1996, Trunkline placed into effect a general rate increase, subject to refund.

   ALGONQUIN. On June 14, 1996, Algonquin submitted a compliance filing reflecting changes in net plant, property and equipment pursuant to a previous rate settlement. On October 16, 1996, FERC accepted the filing and denied all protests.

5. INCOME TAX

   Income tax as presented in the consolidated statement of income is summarized as follows:

                                     YEARS ENDED DECEMBER 31
    MILLIONS                         1996    1995      1994
-------------------------------------------------------------
    Current
      Federal                        $95.7   $ 67.8    $ 40.6
      State                           18.9     13.8       6.0
      Foreign                          5.2      7.0       --
                                    -------------------------
      Total current                  119.8     88.6      46.6
                                    -------------------------
    Deferred
      Federal                         89.8     91.8      94.6
      State                           12.5     17.4      20.2
                                    -------------------------
      Total deferred                 102.3    109.2     114.8
                                    -------------------------
    Total income tax                $222.1   $197.8    $161.4
                                    =========================

   Total income tax differs from the amount computed by applying the federal income tax rate to income before income tax. The reasons for this difference are as follows:

                                     YEARS ENDED DECEMBER 31
   MILLIONS                          1996    1995      1994
-------------------------------------------------------------
   Federal income tax rate             35%      35%       35%
                                    =========================
   Income tax, computed at the
      statutory rate                $204.1   $175.5    $135.3
   Adjustments resulting from
      State income tax, net of
        federal income tax effect     20.4     20.3      17.0
      Goodwill amortization            2.8      3.2       4.1
      Insurance premiums              (5.3)    (5.8)     (4.1)
      Other items, net                 0.1      4.6       9.1
                                    -------------------------
   Total income tax                 $222.1   $197.8    $161.4
                                    =========================
   Effective tax rate                38.1%    39.4%     41.7%
                                    =========================

   The tax effects of temporary differences that resulted in deferred income tax assets and liabilities, and a description of the significant financial statement items that created these differences, are as follows:

                                                     DECEMBER 31
MILLIONS                                          1996        1995
--------------------------------------------------------------------
Deferred liabilities and credits              $    211.5  $    263.0
Investment tax credit carryforward                    --        24.5
Alternative minimum tax credit carryforward         72.6        78.6
Other accrued liabilities                           78.1       104.3
Rate refund provisions                              13.3        17.3
Deferred revenue - LNG project                      18.9        22.1
State deferred income tax,
  net of federal tax effect                         15.4        15.8
Other                                               15.6        20.8
                                              ----------------------
  Total deferred income tax assets                 425.4       546.4
Valuation allowance and other tax reserves        (141.1)     (142.5)
                                              ----------------------
    Net deferred income tax assets                 284.3       403.9
                                              ----------------------
Plant, property and equipment                     (931.4)     (914.0)
Deferred charges                                  (216.0)     (252.6)
Investments                                        (87.0)      (90.7)
State deferred income tax,
  net of federal tax effect                       (103.0)     (100.9)
Prepaid pension                                    (98.2)      (90.7)
Other                                              (41.2)      (57.1)
                                              ----------------------
    Total deferred income tax liabilities       (1,476.8)   (1,506.0)
                                              ----------------------
Net deferred income tax liability,
  net of current amounts                      $ (1,192.5) $ (1,102.1)
                                              ======================


   If tax benefits relating to the valuation allowance for deferred income tax assets and other tax reserves are recognized subsequent to December 31, 1996, approximately $28.6 million will be allocated to goodwill.

   The investment tax credit carryforward was fully utilized in 1996 and the alternative minimum tax credit carryforward can be carried forward indefinitely.

   In 1990, the Internal Revenue Service (IRS) issued regulations which disallow for tax purposes losses incurred in the Company's 1989 sales of certain assets that were acquired in the purchase of TEC. Consequently, the Company established a provision in 1990 for this and certain other issues, resulting in an increase in goodwill and deferred income tax liability. Following further discussions with the IRS, the Company revised its estimates in 1994 with respect to the disallowed loss issue, and in 1995 and 1996 with respect to the remaining issues. As a result, the Company reduced the related goodwill and deferred income tax liability by approximately $40 million, $100 million and $200 million in 1996, 1995 and 1994, respectively.


6. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

   FINANCIAL INSTRUMENTS

                                                      APPROXIMATE
   MILLIONS                             BOOK VALUE    FAIR VALUE
-----------------------------------------------------------------
                                        Assets      (Liabilities)
   December 31, 1996
   Cash                       Note 1      $ 57.2      $ 57.2
   Other current receivables                26.7        26.7
   Other investments          Note 8        38.0        38.0 (1)
   Notes payable
      and commercial paper    Note 10     (354.1)     (354.1)
   Long-term debt             Note 10   (2,085.3)   (2,226.0)(2)
   Interest rate swaps                        --         0.2 (3)

   December 31, 1995
   Cash                       Note 1      $ 50.8     $  50.8
   Other current receivables                17.4        17.4
   Other investments          Note 8        44.8        44.7 (1)
   Notes payable              Note 10     (145.0)     (145.0)(2)
   Long-term debt             Note 10   (2,271.2)   (2,551.5)(2)
   Foreign currency
      exchange contract                     32.7        34.0 (3)
   Interest rate swaps                        --         0.9 (3)
-----------------------------------------------------------------




(1) The fair value of these financial instruments, which include insurance contracts and long-term receivables, is based on determinations by insurance companies and discounted cash flows, as applicable.
(2) Based on quoted market prices for the same or similar issues, discounted cash flows and/or rates currently available to the Company for debt with similar terms and remaining maturities.
(3) Represents estimated amounts the Company would receive if agreements were settled, considering current market rates and the creditworthiness of the parties to the agreements.

   The Company has implemented an agreement to sell with limited recourse, on a continuing basis, current accounts receivable at a discount. The Company received $100 million for accounts receivable sold that remained outstanding at December 31, 1996. In 1996, TETCO received $98.6 million from the sale of the right to collect certain Order 636 transition costs, with limited recourse. In 1993, the Company sold LNG project settlement receivables, with limited recourse. At December 31, 1996, $87.3 million and $29.9 million remained outstanding on the transition cost recovery rights sold and the LNG settlement receivables sold, respectively. In the opinion of management, the probability that the Company will be required to perform under any of the above recourse provisions is remote.

   The following financial instruments have no book value associated with them and there are no fair values readily determinable since quoted market prices are not available: recourse provisions of the TEPPCO Partners, L.P. First Mortgage Notes (Note 8); the LNG project settlement, trade accounts receivable and Order 636 transition cost recovery sales agreements; the Northern Border Pipeline Company (Northern Border Pipeline) transportation agreement guarantee (Note 8); and the Petrolane Incorporated (Petrolane) lease indemnification (Note 11).

   At December 31, 1996, the Company had two interest rate swaps for a total outstanding notional amount of approximately $29.9 million that were entered into as a result of the sale of the LNG project settlement receivables. Pursuant to these swaps, the Company makes payments to the counterparty at a rate based on LIBOR (London Interbank Offered Rates) and receives payments based on the FERC prime rate. The notional amount decreases as the outstanding balance of the settlement receivables decreases, and the swaps terminate in conjunction with collection of the receivables, which will be no later than 1998. Other interest expense is adjusted for the net amount of these swap receipts and payments.

   COMMODITY RISK MANAGEMENT. At December 31, 1996, the Company held or issued several instruments that reduce the Company's exposure to market fluctuations in the price and transportation costs of natural gas, petroleum products and power. The Company's market exposure, primarily within PTMS, arises from inventory balances and fixed-price purchase and sale commitments that extend for periods of up to 10 years. The Company uses futures, swaps and options to manage and hedge price and location risk related to these market exposures. PTMS also provides risk management services to its customers through a variety of energy commodity financial instruments. In addition to hedging activities, the Company also engages in the trading of such instruments, and therefore experiences net open positions in terms of price, volume and specified delivery point. The Company manages open positions with strict policies which limit its exposure to market risk and require daily reporting to management of potential financial exposure. These policies include statistical risk tolerance limits using historical price movements to calculate a daily earnings at risk as well as a total value at risk measurement. The weighted-average life of the Company's commodity risk portfolio was approximately 11 months at December 31, 1996.

   Natural gas futures involve the buying or selling of natural gas at a fixed price. Over-the-counter swap agreements require the Company to receive or make payments based on the difference between a specified price and the actual price of natural gas. The Company uses futures and swaps to manage margins on offsetting fixed-price purchase or sale commitments for physical quantities of natural gas. Natural gas options held to hedge price risk provide the right, but not the requirement, to buy or sell natural gas at a fixed price. The Company utilizes options to manage margins and to limit overall price risk exposure.

   At December 31, 1996 and 1995, the Company had outstanding futures, swaps and options for an absolute notional contract quantity of 104 billion cubic feet (Bcf) and 223 Bcf of natural gas, respectively, which are in place to offset the risk of price fluctuations under fixed-price commitments for delivering and purchasing natural gas. The gains, losses and costs related to those financial instruments that qualify as a hedge are not recognized until the underlying physical transaction occurs. At December 31, 1996 and 1995, the Company had unrecognized net losses of $5.1 million and $15.4 million, respectively, related to financial instruments which are offset by corresponding unrecognized net gains from the Company's obligations to sell physical quantities of gas and power. The fair value of energy commodity swaps held at December 31, 1996 was an asset of $86.5 million with a notional amount of $95.9 million.

   During 1996, 1995 and 1994, the Company recognized gains of $25.4 million, $10.5 million and $0.7 million, respectively, from trading activities. The values of energy commodities futures, swaps and options held for trading purposes were as follows:


                                     1996                   1995
                              -------------------   ---------------------
 MILLIONS                     ASSETS  LIABILITIES   ASSETS    LIABILITIES
-------------------------------------------------------------------------
   Fair Value at December 31    $719       $731       $406        $424
   Average Fair Value            458        466        277         289
   Notional Amount               698        692        430         447

   MARKET AND CREDIT RISK. New York Mercantile Exchange (Exchange) traded futures and option contracts are guaranteed by the Exchange and have nominal credit risk. On all other transactions described above, the Company is exposed to credit risk in the event of nonperformance by the counterparties. For each counterparty, the Company analyzes their financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of these limits on an ongoing basis. The change in market value of Exchange-traded futures and options contracts requires daily cash settlement in margin accounts with brokers. Swap contracts and most other over-the-counter instruments are generally settled at the expiration of the contract term and may be subject to margin require-ments with the counterparty. At December 31, 1996 and 1995, the Company had $20.2 million and $14.3 million, respectively, in margin cash accounts to service these financial instruments of which $1.6 million and $2 million, respectively, was available for general corporate purposes.

   The Company has a concentration of receivables due from customers throughout the United States and Canada. These include, among others, gas and electric utilities and their affiliates, as well as industrial customers. These concentrations of customers may affect the Company's overall credit risk in that certain customers may be similarly affected by changes in economic, regulatory or other factors. Trade receivables are generally not collateralized; however, the Company analyzes customers' credit positions prior to extending credit.

7. INVENTORY

   A summary of inventory and supplies by category follows:

                                                DECEMBER 31
   MILLIONS                                   1996      1995
--------------------------------------------------------------
   Gas held for resale                      $ 31.7      $ 30.1
   Crude oil                                  14.7        10.6
   NGLs                                       16.3        11.2
   Materials and operating supplies           69.4        83.9
                                            ------------------
   Total inventory and supplies             $132.1      $135.8
                                            ==================

   Inventory and supplies are recorded at the lower of cost or market using the average cost method and the last-in first-out method, and do not exceed recoverable cost. Materials and operating supplies includes gas held for operations.

8. INVESTMENTS

   AFFILIATES

   The Company has investments in the following companies that are accounted for using the equity method. These investments include undistributed earnings of $62.7 million in 1996 and $45.6 million in 1995 related to 50% or less owned entities.

INVESTMENTS IN AFFILIATES

                                                DECEMBER 31
MILLIONS                          OWNERSHIP   1996      1995
------------------------------------------------------------
National Methanol Company            25%     $ 65.9   $ 54.9
Dauphin Island Gathering Partners    37        51.9       --
Northern Border Partners, L.P.        8        33.8     34.4
Midland Cogeneration Venture         18        31.5     20.6
TEPPCO Partners, L.P.                10        25.9     23.8
Westana Gathering Company            50        10.8      4.4
Other affiliates                   Various     94.1     26.2
                                             ---------------
Total investments in affiliates              $313.9   $164.3
                                             ===============

EQUITY IN EARNINGS

                                                     YEARS ENDED DECEMBER 31
MILLIONS                                             1996       1995      1994
------------------------------------------------------------------------------
National Methanol Company                          $ 16.6     $ 22.5    $ 26.2
Dauphin Island Gathering Partners                     0.8         --        --
Northern Border Partners, L.P.                        4.4        7.2       4.5
Midland Cogeneration Venture                         10.9       11.6       2.8
TEPPCO Partners, L.P.                                 8.9        6.4       3.6
Westana Gathering Company                             1.3        0.3       0.8
Other affiliates                                     (4.1)       2.6       3.0
                                                   ---------------------------
Total equity in earnings                           $ 38.8     $ 50.6    $ 40.9
                                                   ===========================


   Distributions and dividends received amounted to $20.6 million, $42.7 million and $11.7 million in 1996, 1995 and 1994, respectively.








   Summarized combined balance sheet and income statement information of the entities that are accounted for using the equity method are as follows:


   MILLIONS                       1996      1995       1994
-------------------------------------------------------------
   ASSETS
   Current assets               $  697.9   $  506.3  $  525.1
   Noncurrent assets             4,531.7    4,280.2   4,453.0
                                -----------------------------
   Total                        $5,229.6   $4,786.5  $4,978.1
                                =============================
   LIABILITIES AND EQUITY
   Current liabilities          $  514.1   $  395.2  $  424.2
   Noncurrent liabilities        3,159.7    3,239.7   3,609.7
   Equity                        1,555.8    1,151.6     944.2
                                -----------------------------
   Total                        $5,229.6   $4,786.5  $4,978.1
                                =============================
   INCOME
   Operating revenues           $1,438.9   $1,390.0  $1,221.9
   Operating expenses              943.8      855.3     763.9
   Net income                      239.4      264.4     226.8

   NATIONAL METHANOL COMPANY (NATIONAL METHANOL). National Methanol, doing business as Ibn Sina, is a joint venture that owns and operates a methanol plant and an MTBE (methyl tertiary butyl ether) plant in Jubail, Saudi Arabia. Both plants are among the largest such plants in the world, producing 985,000 metric tons of methanol and 905,000 metric tons of MTBE in 1996.

   DAUPHIN ISLAND GATHERING PARTNERS. Dauphin Island Gathering Partners is a partnership which owns the Dauphin Island Gathering system and the Main Pass Gas Gathering system, which are natural gas gathering systems in the Gulf of Mexico.

   NORTHERN BORDER PARTNERS, L.P. Northern Border Partners, L.P. is a master limited partnership (MLP) that owns 70% of Northern Border Pipeline, a partnership operating a pipeline transporting natural gas from Canada to the Midwest area of the United States. The Company has general partner interests as well as subordinated limited partnership interests, totaling 8%, in Northern Border Partners, L.P., and through the MLP, an effective 6% ownership interest in Northern Border Pipeline.

   Under the terms of a settlement related to a transportation agreement between PEPL and Northern Border Pipeline, PEPL guarantees payment to Northern Border Pipeline under a transportation agreement by an affiliate of Pan-Alberta Gas Limited. The transportation agreement requires estimated total payments of $94.4 million for 1997 through 2001. In the opinion of management, the probability that PEPL will be required to perform under this guarantee is remote.

   MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP (MCV). MCV converted an incomplete nuclear plant to a dual-purpose energy unit that uses natural gas to generate electricity and produce industrial process steam. The Company has a general partnership interest in MCV.

   TEPPCO PARTNERS, L.P. TEPPCO Partners, L.P. is an MLP that owns and operates a petroleum products pipeline. A subsidiary partnership of the MLP has $339.5 million in First Mortgage Notes outstanding at December 31, 1996 with recourse to the general partner, a subsidiary of PanEnergy. These notes have annual principal payments due through 2010. In the opinion of management, the probability that the PanEnergy subsidiary will be required to perform under this recourse provision is remote.

   WESTANA GATHERING COMPANY. Westana Gathering Company is a joint venture that provides gathering, processing and marketing services for natural gas producers in Oklahoma.

   OTHER AFFILIATES. Other investments in affiliates include projects currently under construction.

   OTHER INVESTMENTS

   Other investments include real estate holdings and financial instruments, such as insurance contracts and long-term receivables, that are recorded at cost in the consolidated balance sheet.

9. PLANT, PROPERTY AND EQUIPMENT

   A summary of plant, property and equipment by classification follows:

                            DEPRECIATION      DECEMBER 31
   MILLIONS                    RATES         1996      1995
-------------------------------------------------------------
   Transmission               2% - 7%     $6,206.7   $6,044.8
   Gathering                  1% - 7%        431.0      511.9
   Processing                 4% - 5%        508.4      144.1
   Underground storage        2% - 4%        450.6      488.3
   LNG facilities               -- *         599.8      600.3
   LNG vessels                  3%           151.2      150.9
   General plant              3% - 33%       348.1      318.5
   Construction work
    in progress                 --           126.7      141.9
                                          -------------------
   Total plant, property and equipment    $8,822.5   $8,400.7
                                          ===================

   *Modified unit-of-production method.

   A summary of plant, property and equipment, net of accumulated depreciation, by classification follows:

                                               DECEMBER 31
   MILLIONS                                 1996       1995
-------------------------------------------------------------
   Transmission                           $3,833.2   $3,798.4
   Gathering                                 223.4      208.1
   Processing                                396.6       97.9
   Underground storage                       322.0      368.8
   LNG project                               316.3      321.4
   General plant                             238.5      213.3
   Construction work in progress             126.7      141.9
                                          -------------------
   Net plant, property and equipment      $5,456.7   $5,149.8
                                          ===================

   The carrying value of LNG project assets is expected to be recovered through estimated future cash flows. Current estimates of future cash flows are based on significant business relationships and assumptions of future natural gas prices, supply availability and demand for LNG, which are subject to change.

10. DEBT AND CREDIT FACILITIES

   A summary of long-term debt follows:

                                               DECEMBER 31
   MILLIONS                                1996        1995
-------------------------------------------------------------
   PANENERGY
       8 5/8% debenture maturing 2025    $  100.0     $ 100.0
   Bonds
       7 3/4% revenue maturing 2022         328.0       328.0
       Swiss Franc maturing 1996              --         86.7
   Notes
       Medium Term, Series A,
        8.5-9% maturing 1996-1997           114.5       139.0
       9.55% maturing 1996-1999*             41.3        55.0
       8 5/8% maturing 1999                 100.0       100.0
       9.9% maturing 2000-2003*              45.0        45.0
       7 3/8% maturing 2003                 100.0        --
       9% convertible maturing 1997-2004*    10.0        10.0
       7 1/4% maturing 2005                 100.0       100.0
       7% maturing 2006                     150.0        --
   TETCO
   Debentures
       10 1/8% maturing 2011                  --        100.0
       10% maturing 2011                      --        150.0
   Notes
       10 3/8% maturing 2000                200.0       200.0
       10% maturing 2001                    100.0       100.0
       8% maturing 2002                     100.0       100.0
       8 1/4% maturing 2004                 100.0       100.0
       Medium Term, Series A,
        7.64-9.07% maturing 1999-2012       100.0       100.0
   ALGONQUIN
   Notes
       8.795-8.936% maturing 1996             --         50.0
       9.13% maturing 2001-2003             100.0       100.0
   PEPL
       7 7/8% note maturing 2004            100.0       100.0
   Debentures
       7.95% maturing 2023                  100.0       100.0
       7.2% maturing 2024                   100.0       100.0
   PANHANDLE GATHERING COMPANY
       4% note maturing 1996                  --          4.5
   PANENERGY NATURAL GAS
       6.3% note maturing 1999-2003           --         40.0
   Other                                      --          0.1
                                         --------------------
   Total                                  2,088.8     2,308.3
   LESS CURRENT MATURITIES                 (138.3)     (179.6)
   LESS UNAMORTIZED DISCOUNT                 (3.5)      (37.1)
                                         --------------------
   TOTAL LONG-TERM DEBT                  $1,947.0    $2,091.6
                                         ====================


   * These previous obligations of PanEnergy Natural Gas were assumed by PanEnergy in 1996.

   The interest rates indicated were in effect on principal balances outstanding at December 31, 1996. Interest costs capitalized in 1996, 1995 and 1994 were $2.9 million, $3.8 million and $4.6 million, respectively.

   PanEnergy's 9% convertible notes entitle the holders, at their option, to convert the notes into 451,875 shares of PanEnergy common stock. This conversion right contains various anti-dilution provisions, including a provision to adjust the conversion rate if PanEnergy sells shares at a price less than the current market price.

   Required sinking fund and installment payments applicable to long-term debt are as follows:

            MILLIONS
           ---------------------------------------
            1997                            $138.3
            1998                              13.8
            1999                             162.7
            2000                             211.3
            2001                             160.5

   On October 1, 1996, TETCO redeemed its $150 million, 10% debentures due 2011 and its $100 million, 10 1/8% debentures also due 2011. TETCO recorded a non-cash extraordinary charge of $16.7 million (net of income tax of $10.3 million) related to the unamortized discount on this early retirement of debt. Earnings per common share for 1996 was reduced $0.11 as a result of this charge.

   PanEnergy initiated a commercial paper program in the fourth quarter of 1996 for amounts up to $400 million, supported by its existing bank credit agreements. PanEnergy has two variable-rate bank credit agreements, dated January 31, 1996 and September 18, 1996, respectively, that permit PanEnergy to borrow up to $400 million under a five-year facility and $400 million under a 364-day facility. Amounts outstanding under the credit agreements and commercial paper program are limited to $800 million in the aggregate. At December 31, 1996, there was $102.2 million of commercial paper outstanding and no amounts outstanding under the credit agreements. In addition, at December 31, 1996, the Company had $251.9 million of short-term borrowings from banks outstanding. The weighted-average interest rate of commercial paper and bank borrowings outstanding at December 31, 1996 was 6.19%.

   PanEnergy, TETCO and PEPL have effective shelf registration statements with the Securities and Exchange Commission for the issuance of $50 million, $100 million and $100 million, respectively, of unsecured debt securities. Under the most restrictive covenants contained in the Company's debt agreements, $1.1 billion of PanEnergy's consolidated common stockholders' equity was available for the payment of dividends at December 31, 1996.

11. LEASES AND OTHER COMMITMENTS

   The Company utilizes assets under operating leases in several areas of operations. Consolidated rental expense amounted to $49.7 million, $34.7 million and $30.6 million in 1996, 1995 and 1994, respectively. Minimum rental payments under the Company's various operating leases for the years 1997 through 2001 are $43.9 million, $25.9 million, $22.5 million, $17.2 million and $12.5 million, respectively. Thereafter, payments aggregate $39.6 million through 2011.

   In connection with the sale of Petrolane in 1989, TEC, a subsidiary of PanEnergy, agreed to indemnify Petrolane against certain obligations for guaranteed leases and environmental matters. Certain of the lease obligations relate to Petrolane's divestiture of supermarket operations prior to its acquisition by TEC and as of December 31, 1996 total approximately $62.2 million over the remaining terms of the leases, which expire in 2006. In the opinion of management, the probability that TEC will be required to perform under this indemnity provision is remote.

12. STOCK BASED COMPENSATION

   STOCK OPTIONS AND AWARDS

   Under the Company's 1994 Long Term Incentive Plan, stock options and awards for up to three million shares of common stock may be granted to employees. Under the 1989 Nonemployee Directors Stock Option Plan, the Company may grant options for up to 200,000 shares to members of the board of directors. Under each plan, the exercise price of each option granted equals the market price of the Company's common stock on the date of grant. Vesting periods range from one to five years with a maximum term of 10 years.

   In 1996, the Company granted 144,075 performance-based stock awards and 75,000 fixed stock awards with an average grant-date fair value of $28 per share. The Company recognized compensation expense of $8.3 million in 1996 and none in 1995 for stock options and stock awards.

   A summary of the Company's stock option grants follows:

                                     OPTIONS      AVERAGE
                                      (000'S) EXERCISE PRICE
------------------------------------------------------------
   Outstanding at Dec. 31, 1993       1,761        $19
      Granted                           337         24
      Exercised                         (61)        16
      Expired                           (33)        24
      Converted*                      1,575         13
                                     ------
   Outstanding at Dec. 31, 1994       3,579         17
      Granted                           919         21
      Exercised                      (1,030)        14
      Forfeited                         (60)        23
                                     ------
   Outstanding at Dec. 31, 1995       3,408         19
      Granted                           477         29
      Exercised                        (682)        17
      Forfeited                         (68)        23
                                     ------
   OUTSTANDING AT DEC. 31, 1996       3,135         21
                                     ======


   * Represents conversion of stock options outstanding of Associated Natural Gas Corporation into equivalent PanEnergy options.

   The Company had 2,863 options and 2,293 options exercisable at December 31, 1994 and 1995, with average exercise prices of $16 and $17 per option, respectively. Details of stock options outstanding and options exercisable at December 31, 1996 follows:

                       OUTSTANDING             EXERCISABLE
              -----------------------------  ----------------
   RANGE OF              AVERAGE    AVERAGE           AVERAGE
   EXERCISE    NUMBER  REMAINING   EXERCISE  NUMBER  EXERCISE
    PRICES    (000'S) LIFE (YEARS)   PRICE    (000'S)   PRICE
-------------------------------------------------------------
   $10 to $13    255       4.5       $11       255     $11
   $15 to $20    751       5.6        17       751      17
   $21 to $25  1,632       7.3        22     1,070      22
   $26 to $28    375       8.9        28         9      26
   $31 to $32    122       7.8        32        20      31
               -----                         -----
   Total       3,135                         2,105      19
               =====                         =====





   FAIR VALUE INFORMATION

   The weighted-average fair value of options granted during 1994 and 1995 was $7 per option each year, and $9 per option during 1996. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for 1995 and 1996 grants: stock dividend yield of 2.6%; expected stock price volatility of 26%; 1994 Plan risk-free interest rates of 7.7% and 5.7% for 1995 and 1996, respectively; 1989 Plan risk-free interest rates of 6.9% and 6.8% for 1995 and 1996, respectively; and expected option lives of seven years. Had compensation expense for stock-based compensation been determined based on the fair value at the grant dates, the Company's 1996 net income would have been $343.8 million, or $2.28 per share, and 1995 net income would have been $302.4 million, or $2.02 per share.

13. ENVIRONMENTAL MATTERS

   TETCO is currently conducting PCB (polychlorinated biphenyl) assessment and cleanup programs at certain of its compressor station sites under conditions stipulated by a U.S. Consent Decree. The programs include on- and off-site assessment, installation of on-site source control equipment and groundwater monitoring wells, and on- and off-site cleanup work. TETCO expects to complete these cleanup programs during 1997. Groundwater monitoring activities will continue beyond 1997.

   In 1987, the Commonwealth of Kentucky instituted suit in state court against TETCO, alleging improper disposal of PCBs at TETCO's three compressor station sites in Kentucky. This suit, which is still pending, seeks penalties for violations of Kentucky environmental statutes. The Company previously established a reserve for potential fines and penalties. In 1996, TETCO completed cleanup of these sites.

   The Company has also identified environmental contamination at certain sites on the PEPL and Trunkline systems and is undertaking cleanup programs at these sites. The contamination resulted from the past use of lubricants containing PCBs and the prior use of wastewater collection facilities and other on-site disposal areas. Soil and sediment testing, to date, has detected no significant off-site contamination. The Company has communicated with the Environmental Protection Agency and appropriate state regulatory agencies on these matters. Environmental cleanup programs are expected to continue until 2002.

   At December 31, 1996 and 1995, the Company had total current and long-term liabilities recorded of $32.4 million and $188.9 million (1996), and $56.3 million and $225.8 million (1995), respectively, for remaining estimated cleanup costs on the TETCO, PEPL and Trunkline systems. These cost estimates represent gross cleanup costs expected to be incurred, have not been discounted or reduced by customer recoveries and do not include fines, penalties or third-party claims. Estimated liabilities for remaining TETCO PCB cleanup costs were reduced $77.6 million in the fourth quarter 1995 as a result of lower-than-projected cleanup costs incurred on completed sites. As a result of the reduction in estimated cleanup costs, TETCO's share of the cleanup estimate was lowered, which decreased operating expenses $33 million ($21.5 million after tax) and reduced related regulatory assets by $44.6 million. At
December 31, 1996 and 1995, the Company had total current and long-term regulatory assets recorded of $16.7 million and $136.5 million (1996), and $21.3 million and $176.6 million (1995), respectively, representing costs to be recovered from customers.

   The federal and state cleanup programs are not expected to interrupt or diminish the Company's ability to deliver natural gas to customers. The Company believes the ultimate resolution of matters relating to the environmental issues discussed above will not have a material adverse effect on consolidated results of operations or financial position.

14. LITIGATION

   In connection with a rupture and fire that occurred on TETCO's natural gas pipeline in 1994 in Edison, New Jersey, claims have been made and numerous lawsuits have been filed against TETCO and other private and governmental entities by or on behalf of hundreds of individuals and businesses. These claimants seek compensatory damages for personal injuries, property losses and/or lost business income, as well as punitive damages. The claimants include Quality Materials, Inc. (Quality), the owner of the asphalt plant where the rupture occurred. TETCO has filed a counterclaim against Quality and has settled the claims of some individuals and businesses while retaining the right to seek recovery of those settlement amounts from other defendants.

   The findings of an investigation of the incident by the National Transportation Safety Board indicate third-party damage to be the cause of the rupture. The Company recorded a provision in 1994 for costs related to this incident that are not recoverable under the Company's insurance policies.

   In 1995, two plaintiffs filed a lawsuit with class action allegations against PanEnergy, TEC and TETCO, among others. While that suit ultimately was dismissed, one of the two original plaintiffs refiled the suit in 1996 in another court. The plaintiff seeks recovery of compensatory and punitive damages, in unspecified amounts, for personal injuries and property damage resulting from alleged exposure to PCBs.

   In 1995, Midwest Gas Storage, Inc. (Midwest) filed suit against PEPL and PanEnergy, alleging that PEPL breached an interconnection agreement and used its superior bargaining position to force Midwest to accept terms and conditions which were not in the original agreement. Amended petitions filed in 1996 further allege that PEPL and PanEnergy, through economic coercion, have attempted to drive Midwest out of business. Asserting fraud and violations of Texas anti-trust laws, among other counts, Midwest seeks compensatory and punitive damages in unspecified amounts.

   The Company believes the resolution of the legal matters discussed above will not have a material adverse effect on the Company's consolidated results of operations or financial position.

   A lawsuit filed by a natural gas producer was served in July 1996 naming certain PanEnergy subsidiaries as defendants. The action was brought against 70 defendants, including every major pipeline, asserting that the defendants intentionally underreported volumes and heating content of gas purchased on federal and Indian lands, with the result that royalties were underpaid. The plaintiff seeks recovery of royalty amounts due the United States, treble damages and civil penalties. While this matter is in the early stages of litigation, based on information currently available to the Company, the Company believes the resolution of this matter will not have material adverse effect on consolidated financial position.

   In December 1996, TETCO received notification that Marathon Oil Company (Marathon) intended to commence substitution of other gas reserves, deliverability and leases for those dedicated to a certain natural gas purchase contract (the Contract) with TETCO. In TETCO's view, the tendered substitute gas reserves, deliverability and leases are not subject to the Contract and TETCO filed a declaratory judgment action seeking a ruling that Marathon's interpretation of the Contract is incorrect. Marathon filed a counterclaim seeking a declaratory judgment enforcing its interpretation of the Contract. The potential liability of the Company should TETCO be contractually obligated to purchase natural gas based upon the substitute gas reserves, deliverability and leases, and the effect on transition cost recoveries pursuant to TETCO's Order 636 settlement involve numerous complex legal and factual matters which will take a substantial period of time to resolve. While this matter is in the early stages of litigation, based on information currently available to the Company, the Company believes the resolution of this matter will not have material adverse effect on consolidated financial position.

   The Company is also involved in various other legal actions and claims arising in the normal course of business. Based upon its current assessment of the facts and the law, management does not believe that the outcome of any such action or claim will have a material adverse effect upon the consolidated results of operations or financial position of the Company. However, these actions and claims in the aggregate seek substantial damages against the Company and are subject to the uncertainties inherent in any litigation. The Company is defending itself vigorously in all the above suits.

15. PENSION AND OTHER BENEFITS

   PENSION BENEFITS. PanEnergy has a non-contributory trusteed pension plan covering certain employees with a minimum of one year vesting service. The plan provides pension benefits (i) for eligible employees of certain subsidiaries that are generally based on an employee's years of benefit accrual service and highest average eligible earnings, and (ii) commencing January 1, 1995, for eligible employees of certain other subsidiaries that are generally based on the employee's actual eligible earnings and accrued interest. The Company's policy is to fund amounts, as necessary, on an actuarial basis to provide assets sufficient to meet benefits to be paid to plan members.

   The components of the net pension benefit are as follows:

                                     YEARS ENDED DECEMBER 31
   MILLIONS                        1996       1995      1994
-------------------------------------------------------------
   Actual return on plan assets   $122.1     $159.8    $ (2.1)
   Amount deferred                 (51.7)     (93.4)     67.4
                                  ---------------------------
   Expected return on plan assets   70.4       66.4      65.3
   Service cost benefits earned
     during the period             (13.1)     (11.4)    (12.4)
   Interest cost on projected
     benefit obligations           (36.7)     (36.8)    (35.8)
   Net amortization                  2.7        2.9       2.9
                                  ---------------------------
   Net pension benefit            $ 23.3     $ 21.1    $ 20.0
                                  ===========================

   The following sets forth the pension plan's funded status and the net asset recognized by the Company:

                                                DECEMBER 31
   MILLIONS                                   1996      1995
-------------------------------------------------------------
   Plan assets at fair value
     (principally common stock and
     fixed income securities)                $857.5    $790.0
                                             ----------------
   Actuarial present value of
    benefit obligations:
      Vested                                  361.8     363.1
      Nonvested                                22.6      17.6
                                             ----------------
     Accumulated obligations                  384.4     380.7
     Effects of projected future
      compensation levels                      78.6     107.5
                                             ----------------
     Projected obligations                    463.0     488.2
                                             ----------------
   Plan assets in excess of
     projected obligations                    394.5     301.8
   Unrecognized net asset                     (37.0)    (41.7)
   Unrecognized net gain                      (97.3)    (23.0)
   Unrecognized prior service cost             20.4      22.2
                                             ----------------
   Prepaid pension                           $280.6    $259.3
                                             ================

   Assumptions used in the Company's pension and other postretirement benefits accounting are as follows:

                                            DECEMBER 31
   PERCENT                             1996     1995   1994
-----------------------------------------------------------
   Discount rate                        7.5     7.5     8.5
   Rate of increase in
     compensation levels                5.0     5.0     5.0
   Expected long-term rate of
     return on plan assets              9.5     9.5     9.5
   Assumed tax rate*                   39.6    39.6    39.6

   * Health care portion of postretirement benefits

   The Company also sponsors employee savings plans which cover substantially all employees. The Company expensed plan contributions of $12.7 million, $12.9 million and $13 million in 1996, 1995 and 1994, respectively.

   OTHER POSTRETIREMENT BENEFITS. The Company's postretirement benefits consist of certain health care and life insurance benefits. Substantially all employees of certain subsidiaries may become eligible for these benefits when they reach retirement age while working for such companies and have attained 10 years of specified service. The benefits are provided through contributory and noncontributory trusteed benefit plans.

   The Company accrues such benefit costs over the active service period of employees to the date of full eligibility for the benefits. The net unrecognized transition obligation, resulting from the implementation of accrual accounting in 1993, is being amortized over approximately 20 years.

   It is the Company's general policy to fund accrued postretirement health care costs. The retiree life insurance plan is fully funded based on actuarially-determined requirements. FERC policy generally allows, subject to individual pipeline proceedings, for current rate recovery of funded accrued postretirement benefit costs including amortization of the transition obligation. Pending FERC approval in rate proceedings, the Company's pipelines have deferred certain postretirement benefit costs.

   The components of the net postretirement benefit cost are as follows:

                                      YEARS ENDED DECEMBER 31
   MILLIONS                            1996    1995     1994
-------------------------------------------------------------
   Actual return on plan assets       $  8.1   $ 14.9  $  0.3
   Amount deferred                      (1.2)    (8.9)    5.3
                                      -----------------------
   Expected return on plan assets        6.9      6.0     5.6
   Service cost benefits earned
     during the period                  (2.0)    (1.7)   (2.2)
   Interest cost on accumulated
     obligations                       (16.0)   (16.3)  (15.6)
   Net amortization and deferral        (4.2)    (2.7)   (2.9)
                                      -----------------------
   Net postretirement benefits cost   $(15.3)  $(14.7) $(15.1)
                                      =======================

   The following sets forth the postretirement benefit plans' funded status and the net liability recognized by the Company:

                                                  DECEMBER 31
   MILLIONS                                     1996        1995
------------------------------------------------------------------
   Accumulated postretirement
    benefit obligations:
     Retirees                                  $(189.2)    $(182.9)
     Fully eligible active plan participants      (3.0)       (2.5)
     Other active plan participants              (40.5)      (37.2)
                                               -------------------
     Accumulated obligations                    (232.7)     (222.6)

   Plan assets at fair value
     (principally common stock and
     fixed income securities)                     97.7        86.4
                                               -------------------
   Accumulated obligations in excess
    of plan assets                              (135.0)     (136.2)
   Unrecognized transition obligations            95.7       101.4
   Unrecognized net loss                          30.7        26.7
                                               -------------------
   Net postretirement benefits liability       $  (8.6)    $  (8.1)
                                               ===================

   The assumed health care cost trend rate used to estimate postretirement benefits was 7% for 1997. The health care cost trend rate is expected to decrease, with a 5.5% ultimate trend rate expected to be achieved by 1999. The effect of a 1% increase in the assumed health care cost trend rate for each future year is $0.7 million on the annual aggregate postretirement benefit cost and $11.4 million on the accumulated postretirement benefit obligation at December 31, 1996.

   OTHER POSTEMPLOYMENT BENEFITS. The Company accrues such benefit costs provided by the Company to certain former or inactive employees. The Company's pipelines have received permission from FERC to defer such costs, pending resolution of rate filings requesting recovery.